Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. PREVIEWS THIRD QUARTER RESULTS
AND PROVIDES UPDATE ON ANTICIPATED COMPARABLE SALES

FROM THE BEGINNING OF THE FOURTH QUARTER THROUGH CHRISTMAS

UNION, New Jersey, December 22, 2015 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today announced preliminary information for the fiscal third quarter ended November 28, 2015, which included the Thanksgiving holiday as well as the following two shopping days (Black Friday and Saturday), and provided an update on anticipated comparable sales from the beginning of the fourth quarter through Christmas.

Although it is still in the process of its quarterly financial close, the Company now estimates net sales for the fiscal third quarter to have been approximately $3.0 billion, an increase of approximately 0.3% from the prior year period. The Company had previously modeled net sales to increase by approximately 1.8% to 4.0%.

The Company now estimates third quarter comparable sales to have decreased by 0.4%, or relatively flat on a constant currency basis (a non-GAAP measure). The 0.4% unfavorable impact of foreign currency fluctuations is consistent with its previous model. Including the impact of foreign currency fluctuations, the Company had previously modeled comparable sales to increase between 1.0% and 3.0%.

Based on the lower-than-modeled sales results in the third quarter, the Company now estimates fiscal 2015 third quarter net earnings per diluted share of approximately $1.07 to $1.10, as compared to the Company’s previous net earnings per diluted share model of approximately $1.14 to $1.21.

The Company’s financial results are subject to finalization of its quarterly financial closing procedures.

“Our performance in the third quarter reflects the recent trends we have been experiencing,” stated Steven H. Temares, Chief Executive Officer and Member of the Board of Directors of Bed Bath & Beyond Inc. “On the one hand we experienced softer in-store transaction counts, and on the other hand sales from our customer-facing digital channels demonstrated strong growth, in excess of 25%. These mixed results were also impacted by the overall softness reported in the macro-retail environment during the quarter. As the retail environment continues to evolve, we remain focused on positioning our Company for long-term success.”

The Company also noted that comparable sales from the beginning of the fiscal fourth quarter through Christmas are anticipated to increase approximately 1.0%.

The Company expects to report its actual results for the fiscal third quarter after the close of trading on January 7, 2016, and will provide an update on its model for the fiscal fourth quarter and full year. This press release contains certain non-GAAP information, such as constant currency, which is intended to provide visibility into the Company’s operations by excluding the effects of foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements or make announcements such as that contained in this press release.

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About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in-store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to political instability, labor disturbances and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s growth; the ability to assess and implement technologies in support of the Company’s development of its omni-channel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Janet M. Barth	(908) 613-5820
Kenneth C. Frankel	(908) 855-4554